SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INTUIT INC.

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Intuit Inc., a Delaware corporation (“Intuit”), is filing this electronic letter in this Schedule 14A with the Securities and Exchange Commission on October 26, 2004 in connection with the solicitation of proxies for the Intuit Annual Meeting of Stockholders to be held on December 9, 2004. Intuit began electronically mailing the letter to certain Intuit stockholders on October 26, 2004.

Hello everyone,

In preparation for the Dec. 9 annual stockholders’ meeting, all Intuit stockholders – including employees who own stock – will be receiving our 2004 Annual Report and proxy statement either electronically or through the mail. You’ll also receive information about how you can vote your Intuit shares.

Intuit employees are an important part of our shareholder base. I encourage you to review the annual report and proxy and vote on three key issues for our company, including a new equity plan.

For more information about the proposals up for shareholder vote, please go to SNAP for a Q&A.

Brad

Headline: Intuit annual stockholders’ meeting includes proposal for new stock option plan (2005 Equity Incentive Plan)

Summary: Employee shareholders (also know as stockholders) are encouraged to learn about the proposed new plan and to vote

Intuit has just filed its 2004 Proxy statement with the SEC and has begun sending the proxy statement to all Intuit shareholders, announcing the 2004 Annual Stockholders’ Meeting. The December 9, 2004 Annual Stockholders’ Meeting provides shareholders an opportunity to vote on three key issues for our company. As an Intuit employee, you may be wondering what this means for you. SNAP spoke with Brad Henske, Intuit’s senior vice president and chief financial officer.

Q: What is the purpose of the Annual Stockholders’ Meeting?
A: It’s the time that shareholders get to vote on issues that require their approval, like our board of directors and outside accountants. This year – as we do every year – shareholders will be asked to vote for the nine directors and to ratify Ernst & Young, LLP as our independent public accounting firm for FY 05. In addition, we’re asking shareholders to approve our 2005 Equity Incentive Plan. More details on these proposals may be found in our proxy statement.

Q: What is a proxy statement?
A: It’s something we send to shareholders each year to give them details about our annual meeting, provide an overview of the proposals they’ll be asked to vote on – like the approval of the board of directors, for example – and to provide them a ballot for voting. We also give them our recommendations for voting.

Q: Who gets to vote?
A: Everyone who owned Intuit stock as of the 11th of this month is entitled to vote. Shareholders get one vote for each share of common stock they own. There are a number of different ways that employees become shareholders. If you own shares through the ESPP, if you exercised stock options and held on to the stock, or if you’ve bought stock on the open market, you’re one of our shareholders. If you’re eligible to vote, you’ll receive a proxy statement from us.

Intuit’s recommending that everyone vote “for” each of the nine nominated directors, and both of the proposals.

Q: What’s prompting the need for a new equity plan?
A: Several factors. First, anytime Intuit wants to add shares to our stock option program, we need to get shareholder approval. Shareholders, especially the big institutions (mutual funds, investment firms, pension plans) which own about 80 percent of Intuit’s stock, pay a lot of attention to companies’ stock options programs because they want an active voice in controlling the dilution of their interest. Our proposed plan will give Intuit a lot more flexibility while also addressing the issues most important to our shareholders and thus encouraging a “yes” vote.

Q: What’s dilution and why are investors concerned about it?
A: Dilution means that an investor’s ownership percentage is reduced because a company issued new stock. For example, if you owned 5 million shares of a company that had 100 million shares outstanding, you would own 5 percent of that company. If the company then granted 10 million stock options and those options were exercised, the total shares outstanding would be 110 million and your ownership would be reduced – or diluted – to 4.5 percent of the company. While investors want us to have compensation programs that attract and retain the best employees, they want to have a voice in balancing that against dilution in their ownership.

Q: So what specifically is new with this plan compared with previous plans?
A: Today we’re operating three different stock option plans – one for acquisitions, one for our board members who aren’t employees, and one for all other employees. The new plan consolidates these into a single program.

Our current plans each have a 10-year term, but the new plan has a two-year term. This provides our shareholders a lot more control.

Finally, the new 2005 plan allows Intuit to make types of awards that aren’t available under the current plans, in addition to stock options.

Q: Does this mean Intuit is going to discontinue the use of stock options?
A: No, not at all.

Q: Will the new plan affect individual employee stock options that have already been granted?
A: No, not at all.

Q: Does Intuit expect shareholders to approve the new plan?
A: Many of our institutional shareholders look to Institutional Shareholder Services (ISS), an industry watchdog that analyzes the proposals in a proxy and then issues a recommendation on how it thinks its members should vote. Intuit designed the 2005 Equity Incentive Plan to meet ISS requirements.

We believe that ISS will recommend that its members vote yes for Intuit’s new equity incentive plan. Intuit is also recommending that shareholders vote “for” the 2005 Equity Incentive Plan.